UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: May 22, 2018
(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
(Exact name of registrant as specified in its charter)

Washington	000-13468		91-1069248
(State or other jurisdiction of	(Commission File No.)	(IRS Employer Identification Number)
incorporation or organization)

1015 Third Avenue, 12th Floor, Seattle, Washington		98104
(Address of principal executive offices)		(Zip Code)

(206) 674-3400
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.         ☐

Item 7.01. Regulation FD Disclosure.

The following information is included in this document as a result of Expeditors' policy regarding public disclosure of corporate information.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

Certain portions of this document, including the answers to questions 2, 3, 6, 7, 8 and 9, contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, our consolidated effective tax rate guidance for 2018, reliance on third party technology, our ability to address rates and make adjustments as necessary, and our ability to attract and recruit necessary talent.

SELECTED INQUIRIES RECEIVED THROUGH MAY 11, 2018

1.	I believe that China is a portion of the North Asia segment. Can you break out net revenue and EBIT that is associated specifically with China?

Our North Asia segment does include our operations in China. Certain financial information on our operations in China are disclosed in Note 10 to our consolidated financial statements in our annual report on Form 10-K filed on February 23, 2018.

2.	How might import duties and/or tariffs impact the cost of services provided across Air, Ocean and Customs Brokerage? What are you keeping an eye on from that perspective?

Higher duties will not impact our cost of services unless they require us to perform additional work on behalf of our customers. If increased duties were to require us to file additional documents to be in compliance, the costs of that additional work would be passed on to our customers.

3.
To what extent do your systems still rely on IBM RPG? It has a reputation for being long in the tooth, but has evolved considerably over the years and is obviously still functional. Are there any plans in the works to migrate to more contemporary application and systems software or even cloud-based platforms?

Our systems do not rely on IBM RPG. While we do rely to some extent on third party technology, we endeavor to evolve, enhance and adapt our global platform to maintain system integrity.

4.
Have you seen any impact from recent political rhetoric and changes to trade policy, whether in terms of actual freight volumes, or initial customer conversations around contingency and capacity planning?

To date, we have not. But we continue to monitor all potential changes to trade policy to ensure that we are ready to provide solutions for our customers.

5.	Have you experienced any meaningful loss of volumes as a result of China’s ban on the importation of recycled materials?

No, we have not experienced any meaningful loss due to the ban on recycled materials in China.

6.
In terms of airfreight capacity, on which lanes are you experiencing the most tightness? On which lanes are you experiencing the least? Is the major supply deficit coming from a shortage of passenger belly capacity, main deck capacity, gateway/airport capacity, or some combination of the above? Is there anything that can be done nearer term to help alleviate these constraints?

The momentum of global trade growth experienced across all regions in 2017 appears to be continuing in early 2018 in a similar manner. The ongoing industry challenge will be to balance the requisite supply in each geographic region to customer demand, as there will be limited additional belly and freighter capacity coming online. Airlines have become more disciplined in how they manage their aircraft. With the ebbs and flows of demand, along with the upward trend in crude oil prices, our airline partners are having to think hard about whether to make additional investments in aircraft. We believe that shippers will need to refine their future order projections, particularly in high-demand lanes, to alleviate some of these constraints. Shippers will need to plan in advance for capacity, in addition to improving their procurement strategy to include tonnage commitments during high-demand periods.

7.
You’ve commented before that e-commerce is not a fundamental driver of your airfreight business; have you seen any changes recently to the contrary? Are you beginning to see shipments move via air from manufacturers overseas and go directly to e-commerce fulfillment centers, where before the same consumer goods may have traveled via ocean to a brick and mortar distribution center?

E-commerce continues to evolve. The expectation is for faster and more reliable transit times, with improved visibility throughout the entire supply chain. While our main driver is not traditional small package e-commerce shipments, our customers with complex supply chains seem to be focusing more on their end customer, requiring air freight orders to move direct-to-store, bypassing distribution centers. We believe there will always be a need for consolidated and heavy weight cargo, and we have not seen a meaningful shift from ocean to air.

8.
Do you anticipate any changes to headcount, whether a reduction from current levels or a slower pace of growth on increasing volumes, as a result of some of the new technology investments that you are making? What margin benefits should we expect, if any, from tech investment?

In our August 8-K filing last year, we responded to a question about the pace of hiring by noting that we had been investing in the growth of the Company to handle record volumes. We also noted that the headcount we were adding tracked fairly closely with the additional volume that we had gained, and that more than 80% of the increase in headcount was invested in branch operations. That is still the case, with each branch given fairly broad autonomy to hire according to current and projected level of customer demand, and incentivized only to hire for profitable growth. Because each branch is responsible for its own P&L, it is checked against excessive investment just as much as it is incentivized to add staff according to the branch’s ability to win additional, profitable business. At the same time, we continue to invest in technology and new services, as we look to further leverage our work force and introduce new technology-based services. A large part of our investments in technology and processes is to gain operating efficiencies. We certainly expect gains from these investments and believe they will come in incremental improvements over time.

9.
Now that you’ve had a quarter to digest some of the tax law changes accompanying the TCJA, do you have any updated thoughts on what a long-term sustainable rate might look like for Expeditors? Or is it still in the range of 31-34%?

We still expect our effective tax rate in 2018 to be between 31% and 34% of pretax earnings, and that the impact of the 2017 Tax Act on the Company’s effective tax rate in future periods will largely depend on the mix of pretax earnings that are generated in our U.S. and foreign operations, as well as further interpretation of and guidance to be issued on the new tax law.

10.
The sequential net revenue growth in 1Q18 in Customs Brokerage and the sequential decline in net revenue margin suggest a changing mix and perhaps some business wins. Can you provide context to 1Q18’s +21% yoy net revenue growth in the segment - what drove the strength, how sustainable is this level of net revenue growth year-over-year and does it help or hurt the overall EBIT margin (as a % of NR) profile of the company? And is the +31% yoy growth in rent/occupancy costs directly related to this line item’s growth in 1Q18?

Customs Brokerage and other services also includes Transcon and Warehousing and Distribution, all of which performed well in 1Q2018 as a result of higher volumes from existing customers, as well as business from new customers. While we would not speculate on the sustainability of net revenue growth, we will note that Transcon and Warehouse and Distribution grew at faster pace than Customs Brokerage, and that both services have lower margins than Customs Brokerage. All three services contribute to operating income. In conjunction with the adoption of new revenue recognition guidance, we also changed to presentation of certain warehouse and distribution revenues from a net to a gross basis, which increased both revenues and operating expenses by approximately $50 million in the first quarter of 2018.

The increase in rent and occupancy costs is primarily on account of our having leased additional space to handle the increase in volumes and, to a lesser degree, the change in presentation of warehouse and distribution rents noted above.

11.
Airfreight volume growth was healthy in 1Q18 but decelerated sharply from January 2018 levels. Broader AF readings in March have been relatively weak - is the deceleration through 1Q18 a function of more difficult comps, seasonality (Easter holiday timing) or an early indication of economic softening/impact from increased trade protectionism?

From our vantage point, Q1 2018 growth, on top of the solid volume growth experienced during Q1 2017, is a positive sign. Nevertheless, certain holidays such as Chinese New Year have some impact on volumes due to factory shutdowns. We really can’t speculate on what may happen for the rest of 2018, as we are most likely to be wrong.

12.
Airfreight net revenue margins (29.8% in 1Q18) are over 300 bps above the 10-year average for 1Q - despite tight AF capacity in 1Q18 and rising fuel prices. Has the mix profile fundamentally changed to support above-average yields, or is this a function of the robust AF demand environment in recent quarters and your ability to selectively focus on the most profitable opportunities given the market’s volatility?

It is a combination of all these items and more. Our mix changes fairly frequently and can affect our ability to optimize weight and space utilization. But our volume growth over the past 10-year period has improved our buying opportunities by enabling us to leverage our global tonnage and increase our ability to consolidate cargo for our customers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

May 22, 2018	/s/ JEFFREY S. MUSSER
Jeffrey S. Musser, President, Chief Executive Officer and Director

May 22, 2018	/s/ BRADLEY S. POWELL
Bradley S. Powell, Senior Vice President and Chief Financial Officer